Exhibit 99
[Medtronic Logo]
                                                      NEWS RELEASE

Medtronic, Inc.                                       Contact:
7000 Central Avenue N.E.
Minneapolis, Minnesota 55432-3576
Telephone (612) 574-4000                              Dale Beumer
                                                      612/574-3038
                                                      Christopher O'Connell
                                                      612/574-4971
                                                      Investor Relations

                                                      Dick Reid
                                                      612/574-3052
                                                      Public Relations

FOR IMMEDIATE RELEASE

              MEDTRONIC REPORTS QUARTERLY EARNING UP 24.8 PERCENT;
                PACING BUSINESSES AGAIN SCORE DOUBLE-DIGIT GAINS

     MINNEAPOLIS, MN, November 19, 1996 -- Medtronic, Inc. (MDT: NYSE) announced today that net earnings for the quarter ended November 1, 1996, increased 24.8 percent to $128.3 million as revenues totaled $598.2 million, a 15.0 percent increase over revenues in the period a year earlier. Excluding effects of foreign currency translation, revenues for the quarter grew 16.5 percent.

     Earnings per share of $0.54 were 25.6 percent above the $0.43 per share posted on earnings of $102.8 million in the quarter a year ago when revenues were $520.0 million. It was the tenth consecutive quarter during which Medtronic's net earnings rose more than 20 percent.

     Earnings for the first half of fiscal 1997 were $255.8 million ($1.07 a share), an increase of 27.8 percent over the $200.1 million ($0.85 a share) recorded in the comparable period of fiscal 1996. First-half revenues were $1.199 billion, an increase of 14.7 percent -- or 17.6 percent on a constant-currency basis -- over the $1.045 billion of the comparable prior period.

     Bradycardia pacemakers and leads scored their tenth consecutive quarter of double-digit percentage growth in revenue and unit sales. Revenues rose 16 percent in the United States as Medtronic Thera(R) and Thera "i-series" pacemakers, combined with Medtronic CapSure(R) pacing leads, continued to comprise the pacing systems of choice.

     Primarily on the strength of the Medtronic Micro Jewel(TM) implantable defibrillator, tachyarrhythmia revenues rose 17 percent on a constant-currency basis, led by a 20 percent increase in the highly competitive United States medical marketplace. On November 8, 1996, the U.S. Food and Drug Administration cleared the successor product, Medtronic Micro Jewel II, the world's smallest and lightest defibrillator, for commercial marketing. Worldwide shipments began in mid-November.

     Medtronic's Neurological Business again recorded the most rapid revenue growth, nearly 40 percent on a constant-currency basis. Sales were spurred by increasing worldwide acceptance of the company's Intrathecal Baclofen Therapy for the treatment of spasticity, by the broadening medical indications for use of the Medtronic Itrel(R) 3 neurostimulation device, and by the contributions of hydrocephalic shunts and other products from Medtronic PS Medical.

     Revenues of the Vascular Business rose nearly 20 percent on a constant-currency basis, driven by sales of the Medtronic Wiktor(R) and Wiktor-i coronary stents in international markets and sales of the Medtronic Millenia(TM) high-pressure balloon catheter in the last month of the quarter. On November 7, Medtronic announced the European launch of the Medtronic beStent(TM), a unique new coronary stent.

     Cardiac Surgery sales grew modestly, led by prosthetic heart valves and by cannulae from Medtronic DLP. Unit sales of heart valves increased 24 percent worldwide. Sales of cardiopulmonary and blood management products were nearly flat compared with last year's comparable quarter.

     Medtronic, Inc., headquartered in Minneapolis, is the world's leading medical technology company specializing in implantable and invasive therapies. Its Internet address is http://www.medtronic.com.

                              (tabulation follows)


                                                                               MEDTRONIC, INC.
                                                                   CONSOLIDATED STATEMENT OF EARNINGS
                                                                                  (Unaudited)

                                                              Three months ended                   Six months ended
                                                          Nov. 1,          Oct 27,             Nov. 1,           Oct. 27,
                                                           1996             1995                1996               1995
                                                       ------------     -------------      ---------------    ------------
                                                                       (in thousands, except per share data)


Net sales                                              $   598,152      $   519,980        $   1,199,022       $  1,044,923

Costs and expenses:
 Cost of products sold                                     151,060          146,023              306,641            297,070
 Research and development expense                           68,257           55,946              133,928            109,720
 Selling, general, and
  administrative expense                                   188,964          166,245              380,674            341,438
 Interest expense                                            2,588            2,243                4,611              4,008
 Interest income                                            (8,663)          (8,166)             (17,321)           (14,575)
                                                         ----------       ----------            ---------          ---------
   Total costs and expenses                                402,206          362,291              808,533            737,661
                                                         ----------        ---------            ---------          --------

Earnings before income taxes                               195,946          157,689              390,489            307,262

Provision for income taxes                                  67,602           54,881              134,719            107,133
                                                         ---------        ---------            ---------           --------

Net earnings                                           $   128,344      $   102,808        $     255,770        $   200,129
                                                         =========        =========            =========          =========

Weighted average shares outstanding                        239,742          236,682              239,590            236,066

Earnings per share                                     $      0.54      $      0.43        $        1.07        $      0.85
                                                         =========         ========             ========           ========



The  FY96  amounts  have  been  restated  to  reflect  the  May  and  June  1996 acquisitions of AneuRx, Inc. and InStent Inc. which were accounted for as poolings of interests.